Exhibit 99.1

Jaguar Health Enters Share Purchase Agreement for 2 Million Shares and Common Stock Purchase Agreement Relating to a 10 Million Share Equity Line Offering with L2 Capital, LLC

Registered Direct at $0.25 Per Share and Equity Line at Fixed Price of $0.52 Per Share

San Francisco, CA (November 27, 2017): Jaguar Health, Inc. (NASDAQ: JAGX) (Jaguar or the Company), a commercial stage natural-products pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products for both human prescription use and animals on a global basis, announced today that, on November 24, 2017, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with L2 Capital, LLC, a Kansas limited liability company (“L2 Capital”), pursuant to which Jaguar sold 2,000,000 shares of the Company’s voting common stock at $0.25 per share in a registered direct offering without an underwriter or placement agent (the “Registered Direct Offering”). Net proceeds to the Company from the Registered Direct Offering are approximately $0.49 million, which Jaguar intends to use for the ongoing commercialization of Mytesi®, the Company’s lead prescription drug product, and for working capital and general corporate purposes.

On November 24, 2017, the Company also entered into a common stock purchase agreement (the “CSPA”) with L2 Capital, relating to an offering (the “Equity Line Offering”) of an aggregate of up to 12,100,000 shares (the “Equity Line Shares”) of Jaguar common stock, of which 10,000,000 of such Equity Line Shares are being offered in an indirect primary offering consisting of an equity line of credit at a fixed price of $0.52/share in consideration of Jaguar issuing 2,100,000 commitment shares to L2 Capital. Among other conditions, L2 Capital’s obligation to effect any purchases of shares of Jaguar common stock under the CSPA requires that the lowest traded price of Jaguar common stock in the ten business days immediately prior to Jaguar’s purchase notice is no less than $0.70 per share, as more fully described in the Current Report on 8-K filed on November 24, 2017 and corresponding exhibit.

Any proceeds that the Company receives under the CSPA are expected to be used for the ongoing commercialization of Mytesi® and for working capital and general corporate purposes.

“We’re very happy to be collaborating with L2 Capital to support our ongoing commercialization efforts for Mytesi®,” Lisa Conte, Jaguar’s president and CEO, stated. “As we announced last week, Mytesi® sales are clearly benefiting from the meaningful spend on marketing, advertising, medical education, and promotional activities we’ve been able to put in place following the merger—in addition to the efforts of our recently expanded team of highly experienced HIV sales representatives.”

Jaguar has the option to increase the equity line of credit by an additional 7,808,142 shares of common stock by notifying L2 Capital and issuing an additional commitment fee of 1,000,000 shares of common stock no earlier than 30 days from the closing of the Equity Line Offering and no later than 40 days from the closing of the Equity Line Offering.

The foregoing description of the terms and conditions of the Share Purchase Agreement and the CSPA are not complete and are qualified in their entirety by the full text of the Share Purchase Agreement and the CSPA, which Jaguar has filed with the US Securities and Exchange Commission.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage natural-products pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products for both human prescription use and animals on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Mytesi® is in development for multiple possible follow-on indications, including cancer therapy-related diarrhea; orphan-drug indications for infants and children with congenital diarrheal disorders and short bowel syndrome; supportive care for inflammatory bowel disease (IBD); irritable bowel syndrome (IBS); and as a second-generation anti-secretory agent for use in cholera patients. Canalevia™ is our lead animal prescription drug candidate, intended for treatment of various forms of diarrhea in dogs. Equilevia™ is Jaguar’s non-prescription product for total gut health in equine athletes. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are Jaguar’s lead non-prescription animal products. Mytesi®, Canalevia™, Equilevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the use of proceeds from the Registered Direct Offering and Equity Line Offering and planned, potential follow-on indications for Mytesi®. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX